Exhibit 99.1

RISK FACTORS

Risks Related to Development, Approval and Commercialization of Inclisiran

We are almost entirely dependent on the success of inclisiran, our only drug candidate, which is currently in Phase 3 of clinical development, and we cannot be certain that inclisiran will receive regulatory approval or be successfully commercialized even if we receive regulatory approval.

Following our divestiture of Angiomax in the United States to Sandoz, we no longer market any products and we may never be able to develop inclisiran as a marketable product. We expect that a substantial majority of our efforts and expenditures over the next few years will be devoted to inclisiran.

Accordingly, our future business, including the ability to generate revenue, finance our operations and repay our indebtedness, depends almost entirely on the successful development, regulatory approval and commercialization of inclisiran.  We cannot be certain that inclisiran will receive regulatory approval or be successfully commercialized even if we receive regulatory approval.  The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug products are and will remain subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries that each have differing regulations.  We are not permitted to market inclisiran in the United States until it receives approval of an NDA from the FDA, or in any foreign countries until they receive the requisite approval from such countries.  Obtaining approval of an NDA or BLA is an extensive, lengthy, expensive and inherently uncertain process, and the FDA may delay, limit or deny approval of a drug candidate for many reasons, including:

•                  we may not be able to demonstrate that inclisiran is safe and effective as a treatment for our targeted indications to the satisfaction of the FDA;

•                  the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

•                  a clinical research organization, or CRO, that we retain to conduct clinical trials or any other third parties involved in the conduct of trials may take actions outside of our control that materially adversely impact our clinical trials;

•                  the FDA may not find the data from pre-clinical studies and clinical trials sufficient to demonstrate that the clinical and other benefits of inclisiran outweigh the safety risks;

•                  the FDA may disagree with our interpretation of data from our pre-clinical studies and clinical trials or may require that we conduct additional studies or trials;

•                  the FDA may not accept data generated at our clinical trial sites;

•                  if our NDA is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

•                  the advisory committee may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

•                  the FDA may require development of a Risk Evaluation and Mitigation Strategy as a condition to approval;

•                  the FDA may identify deficiencies in the manufacturing processes or facilities of our third-party manufacturers; or

•                  the FDA may change its approval policies or adopt new regulations.

If inclisiran gains regulatory approval, the commercial launch will require significant efforts from us.  Our ability to successfully commercially launch inclisiran will depend on our ability to:

•                  train, deploy and support a qualified sales force to market and sell our newly launched product;

•                  have third parties manufacture and release the product in sufficient quantities;

•                  implement and maintain agreements with wholesalers and distributors;

•                  receive adequate levels of coverage and reimbursement for the product from governments and third-party payors;

•                  develop and execute marketing and sales strategies and programs for the product; and

•                  enter into suitable partnerships with third parties, as needed, to provide a viable platform to commercialize the product.

We expect that the revenues from inclisiran, if approved, will represent nearly all of our revenues in the future.  As a result, if we are unable to successfully commercialize inclisiran, our business, results of operations and financial condition would be materially harmed.

We will need substantial additional funds to support our operations, amounts we previously expected to be paid to us by Melinta may not be received, and additional funding may not be available to us on acceptable terms, or at all.

We are focused on the advancement of our product candidate, inclisiran.  The completion of the development and the potential commercialization of inclisiran, should it receive regulatory approval, will require that we obtain substantial additional funds.

Due to the divesture of our rights to branded Angiomax in the United States to Sandoz during the three months ended September 30, 2018, we are no longer generating revenues from product sales.  Prior to such divestiture, our revenues generated from product sales had been declining significantly since 2014 due to the introduction of generic competition to Angiomax and the divestiture of certain of our non-core products.  We have incurred net losses and negative cash flows from operations since 2014 and had an accumulated deficit of approximately $1.3 billion as of September 30, 2018.  We expect to incur significant expenses and operating losses for the foreseeable future as we continue to develop, seek regulatory approval for and potentially commercialize inclisiran.  As we reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, we believe our existing cash and cash equivalents of approximately $118.7 million as of September 30, 2018 will not be sufficient to satisfy our anticipated operating and other funding requirements for the next twelve months from November 8, 2018 (the date of filing of our last Form 10-Q).

Melinta Therapeutics, Inc. (“Melinta”) has significant payment commitments to us, including a $25 million deferred payment due on each of January 7, 2019 and July 8, 2019, and quarterly payments based on net sales of Orbactiv and Minocin and, subject to a $50 million annual net sales threshold, Vabomere.  In addition, Melinta assumed our obligation to make a $30 million milestone payment to the former owners of the infectious disease business (the “Vabomere Milestone Payment”) upon receipt of regulatory approval of Vabomere by the European Medicines Agency, which approval was received by Melinta in late November 2018.

Melinta has incurred, and has disclosed that it expects to continue to incur, substantial expenses and losses in the short term.  In addition, in connection with its acquisition of our infectious disease business, Melinta entered into a Facility Agreement with affiliates of Deerfield Management Company, L.P. (collectively, “Deerfield”) pursuant to which Melinta borrowed approximately $147.8 million of debt, secured by a first lien on all of Melinta’s assets.  Melinta has disclosed that it is also subject to financial-related covenants under the Facility Agreement with Deerfield, including that it file its Annual Report on Form 10-K for the year ending December

31, 2018 with an audit opinion that does not contain a going concern qualification.  Melinta disclosed that, after the payment of its commitments related to the acquisition of our infectious disease business and net cash outflows from its operations, its cash balances may not be sufficient to support compliance with the covenants under the Deerfield Facility Agreement in the first quarter of 2019.  Accordingly, Melinta has stated that it believes there is substantial doubt about its ability to continue as a going concern.  As a result, we believe that there is significant risk that we will not receive all or any material portion of the $50 million in total deferred payments due from Melinta — $25 million on January 7, 2019 and $25 million on July 8, 2019 — or potentially, future payments based on net sales of Vabomere, Orbactiv and Minocin. Moreover, we believe that there is risk that Melinta fails to make the Vabomere Milestone Payment, which would result in us being liable for the unpaid amount.  During recent discussions with Melinta it alleged that we breached one or more representations and warranties in the purchase and sale agreement pursuant to which Melinta acquired our infectious disease business.  We believe that Melinta’s allegation is false and any resulting claim Melinta may make is without merit.  During our discussions with Melinta, we have also engaged in preliminary negotiations regarding a potential restructuring of the $50 million in total deferred payments due from Melinta.  Any such restructuring would likely result in us receiving a discounted amount, before the end of 2018, in respect of such deferred payments.  We have not reached agreement with Melinta on a restructuring of the deferred payments and no assurance can be given that we will do so.

On December 12, 2018, we announced a proposed offering of approximately $150 million in aggregate principal amount of convertible senior notes due 2024 (the “2024 notes”). If the offering of the 2024 notes is consummated, we believe that our existing cash and cash equivalents (not including any amounts to which we are entitled from Melinta, and assuming no sale of the Melinta shares of common stock that we own), together with the proceeds of the offering of the 2024 notes, will be sufficient to satisfy our anticipated operating and other funding requirements through the end of 2019, including the receipt of clinical results from our ongoing Phase III trial of inclisiran and our anticipated submission of an New Drug Application with the FDA and a European Marketing Authorization with the EU.  However, because we expect to continue to incur substantial operating losses and negative cash flows, we will need to raise additional funds by selling equity or debt securities or seeking additional financing through other arrangements to fund our operations beyond the end of 2019.  There can be no assurances that public or private financings or other financing arrangements will be available in amounts or on terms acceptable to us, if at all.  Our ability to obtain additional equity or debt financing may be limited by market conditions.  If we were unable to obtain additional financing, we might be required to delay planned activities or reduce the scope of our operations.

If we are unable to successfully develop our business infrastructure and operations, our ability to generate future product revenue will be adversely affected and our business, results of operations and financial condition may be adversely affected.

Our ability to support the sales and marketing of our products in the United States and globally will depend on our ability to properly scale our internal organization and infrastructure to accommodate the development and, upon approval, commercialization of inclisiran.  To manage our existing and future growth and the breadth and complexity of our activities, we need to properly invest in personnel, infrastructure, information management systems and other operational resources.  If we are unable to scale global operations successfully and in a timely manner, the growth of our business may be limited.  Developing our business infrastructure and operations may be more difficult, more expensive or take longer than we anticipate.

Future development of our business infrastructure and operations could strain our operational, human and financial resources.  In order to manage the development of our business infrastructure and global operations, we must:

•                  continue to improve operating, administrative, and information systems;

•                  accurately predict future personnel and resource needs to meet contract commitments;

•                  track the progress of ongoing projects; and

•                  attract and retain qualified management, sales, professional, scientific and technical operating personnel.

If we do not take these actions and are not able to manage our business, then our operations may be less successful than anticipated.

Risks Related to Our Financial Results

We have a history of net losses and may not achieve profitability in future periods.

We have incurred net losses in many years and on a cumulative basis since our inception, and we expect to continue to incur net losses.  As of September 30, 2018, we had an accumulated deficit of approximately $1.3 billion.  In those periods in which we were able to achieve profitability, our profitability was based on revenue from sales of Angiomax, and a substantial majority of our historic revenue has been generated from sales of Angiomax in the United States.  However, generic competition for Angiomax commenced in the United States in July 2015, we lost market exclusivity for Angiomax in Europe in August 2015 and in the second half of 2018, divested Angiomax in the United States.  Revenues have declined significantly to $6.1 million for the nine months ended September 30, 2018 due to increased generic competition for Angiomax and our divestiture of Angiomax in the United States.

We expect to make substantial expenditures to further develop and commercialize inclisiran, including costs and expenses associated with research and development, clinical trials, nonclinical and preclinical studies, regulatory approvals and commercialization.  We will need to generate significant revenue in future periods from inclisiran in order to achieve and maintain profitability.  If we are unable to generate significant revenue, we may not achieve profitability in future periods.  Our ability to generate future revenue will be substantially dependent on our ability to successfully commercialize inclisiran.  If we fail to achieve profitability within the time frame expected by investors or securities analysts, the market price of our common stock may decline.

We need to raise additional capital.  If we are unable to obtain such capital on favorable terms or at all, we will not be able to execute on our business plans and our business, financial condition and results of operations will be adversely affected.

On November 3, 2015, we announced that our intention was to explore strategies for optimizing our capital structure and liquidity position.  At September 30, 2018, we had approximately $118.7 million in cash and cash equivalents.  We expect to devote substantial financial resources to our research and development efforts, clinical trials, nonclinical and preclinical studies and regulatory approvals and to our commercialization and manufacturing programs associated with inclisiran.  We also will require cash to pay interest on the $400.0 million aggregate principal amount of the 2022 notes, the $402.5 million aggregate principal amount of the 2023 notes, and the approximately $150 million aggregate principal amount of the 2024 notes (if the proposed offering of the 2024 notes is consummated), and to make principal payments on the 2022 notes, the 2023 notes and the 2024 notes (if the proposed offering of the 2024 notes is consummated) at maturity or upon conversion (other than the 2023 notes and the 2024 notes upon conversion, in each of which cases we will have the option to settle entirely in shares of our common stock).

In addition, as of December 12, 2018, our total potential milestone payment obligations related to development, regulatory and commercial milestones for inclisiran, assuming all milestones are achieved in accordance with the terms of our license and collaboration agreement with Alnylam, would be $150.0 million.  Of this amount, $50.0 million relates to regulatory approval milestones and $100.0 million relates to commercial milestones.  We had additional contingent cash payments relating to pre-clinical infectious disease assets acquired in our Rempex acquisition (and which were not divested in the Melinta transactions), but the obligations for such payments were assumed by Qpex in its acquisition of the pre-clinical infectious disease assets in October 2018.  These amounts also do not include milestone payments of up to $175.8 million related to the Ionsys product, which was discontinued and withdrawn in the United States in June 2017 and which has also been discontinued in Europe, and the MDCO-700 development program, which we discontinued in August 2017.

In addition, of the total potential milestone payment obligations, based on our anticipated timeline for the achievement of development, regulatory and commercial milestones, we do not expect that we would make milestone payments under our license agreement and collaboration agreement with Alnylam during the remainder of 2018.

We continually evaluate our liquidity requirements, capital needs and availability of resources in view of, among other things, alternative sources and uses of capital, debt service requirements, the cost of debt and equity capital and estimated future operating cash flow.  We may raise additional capital; generate cash proceeds from entering into collaboration agreements with respect to inclisiran; restructure or refinance outstanding debt; repurchase material amounts of outstanding debt or equity; or take a combination of such steps or other steps to increase or manage our liquidity and capital resources.  Any such actions or steps could have a material effect on us.

Our future capital requirements will depend on many factors, including:

•                  the progress, level, timing and cost of our research and development activities related to our clinical trials and non-clinical studies with respect to inclisiran;

•                  whether we develop and commercialize inclisiran on our own or through licenses and collaborations with third parties and the terms and timing of such arrangements, if any;

•                  the extent to which our submissions and planned submissions for regulatory approval of inclisiran are approved on a timely basis, if at all;

•                  if inclisiran receives regulatory approval, the extent to which it is commercially successful;

•                  the extent to which we are able to realize additional funds through our sources of liquidity from the Melinta transaction or from the future payments, if any, to which we are entitled from Melinta due to the sale of the infectious disease business;

•                  the continuation or termination of third-party manufacturing, distribution and sales and marketing arrangements;

•                  the size, cost and effectiveness of our sales and marketing programs, including scaling our operations in anticipation of a potential launch of inclisiran;

•                  the amounts of our payment obligations to third parties with respect to inclisiran; and

•                  our ability to defend and enforce our intellectual property rights.

With respect to both our short-term and long-term cash requirements, if our existing cash resources, together with cash that we generate from sales of our products and other sources, are insufficient to satisfy our research and development, clinical trial, product commercialization and other funding requirements, including obligations under our convertible notes, we will need to sell additional equity or debt securities, engage in asset sales, engage in other strategic transactions, or seek additional financing through other arrangements, any of which could be material.  Any sale of additional equity or convertible debt securities may result in dilution to our stockholders.  Public or private financing may not be available in amounts or on terms acceptable to us, if at all.  If we seek to raise funds through collaboration or licensing arrangements with third parties, we may be required to relinquish rights to products, products in development or technologies that we would not otherwise relinquish or grant licenses on terms that may not be favorable to us.  Moreover, our ability to obtain additional debt financing may be limited the 2022 notes, the 2023 notes, and the 2024 notes (if the proposed offering of the 2024 notes is consummated) market conditions or otherwise.  If we are unable to obtain additional financing or otherwise increase our cash resources, we may be required to delay, reduce the scope of, or eliminate one or more of our planned research, development and commercialization activities, which could adversely affect our business, financial condition and operating results.

If we seek to raise additional capital by selling equity or debt securities or through other arrangements in the future, our stockholders could be subject to dilution and we may become subject to financial restrictions and covenants, which may limit our activities.

If we determine that raising capital would be in the interest of the company and our stockholders, we may seek to sell equity or debt securities or seek financing through other arrangements.  Any sale of equity or debt securities may result in dilution to our stockholders and increased liquidity requirements.  Debt financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures.  Our ability to comply with these financial restrictions and covenants could be dependent on our future performance, which is subject to prevailing economic conditions and other factors, including factors that are beyond our control such as foreign exchange rates, interest rates and changes in the level of competition.  Failure to comply with the financial restrictions and covenants would adversely affect our business, financial condition and operating results.

Additional Risks Related to Commercialization

We face substantial competition, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.

Our industry is highly competitive.  Competitors in the United States and other countries include major pharmaceutical companies, specialty pharmaceutical companies and biotechnology firms, universities and other research institutions.  Many of our competitors are substantially larger than we are and have substantially greater research and development capabilities and experience, and greater manufacturing, marketing and financial resources, than we do.

Our competitors may develop, market or license products or novel technologies that are more effective, safer, more convenient or less costly than any that are being developed by us, or may obtain marketing approval for their products from the FDA or equivalent foreign regulatory bodies more rapidly than we may obtain approval for ours.  There are well established products, including in many cases generic products, that are approved and marketed for the indications for which we are developing inclisiran.  In addition, competitors are developing products for such markets and indications.  A description of the competition for inclisiran is included in “Part I, Item 1.  Business-Competition” of our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein.

We expect inclisiran to compete on the basis of product efficacy, safety, ease of administration, price and economic value compared to drugs used in current practice or currently being developed.  If we are not successful in demonstrating these attributes, physicians and other key healthcare decision makers may choose other products over our products, switch from our products to new products or choose to use our products only in limited circumstances, which could adversely affect our business, financial condition and results of operations.

If reimbursement by government payers or other third-party payers is not available or limited for our products, pricing is delayed or set at unfavorable levels or access to our products is reduced or terminated by governmental and other third-party payers, our ability to generate revenue would be adversely affected.

Acceptable levels of coverage and reimbursement of drug treatments by government payers, such as Medicare and Medicaid programs, private health insurers and other organizations, have a significant effect on our ability to successfully commercialize our products.  Reimbursement in the United States, Europe or elsewhere may not be available for any products we may develop or, if already available, may be decreased in the future.  We may not get reimbursement or reimbursement may be limited if government payers, private health insurers and other organizations are influenced by the prices of existing drugs in determining whether our products will be reimbursed and at what levels.  If reimbursement is not available or is available only at limited levels, we may not be able to commercialize our products, or may not be able to obtain a satisfactory financial return on our products.

In certain countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals and the level of reimbursement are subject to governmental control.  In some countries, pricing and reimbursement are set with limited, if any, participation in the process by the marketing authorization holder.  In addition, it can take an extended period of time after the receipt of initial approval of a product to establish and obtain reimbursement or pricing approval.  Reimbursement approval also may be required at the individual patient level, which can lead to further delays.  In addition, in some countries, it may take an extended period of time to collect payment even after reimbursement has been established.  If prices are set at unsatisfactory levels, such prices may negatively impact our revenues from sales in those countries.  An increasing number of countries are taking initiatives to attempt to reduce large budget deficits by focusing cost-cutting efforts on pharmaceuticals for their state-run health care systems.  These international price control efforts have impacted all regions of the world, but have been most drastic in the European Union.  Further, a number of European Union countries use drug prices from other countries of the European Union as “reference prices” to help determine pricing in their own countries.  Consequently, a downward trend in drug prices for some countries could contribute to similar occurrences elsewhere.  If reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Third-party payers, including Medicare and Medicaid, increasingly are challenging prices charged for and the cost-effectiveness of medical products and services and they increasingly are limiting both coverage and the level of reimbursement for drugs.  If these third-party payers do not consider our products to be economically beneficial compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products at a profit.  Third-party payers may provide coverage, but place stringent limitations on such coverage, such as requiring alternative treatments to be tried first.  The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs.  There exists a broader trend in health care in which the government and other payors are seeking to move from individualized “fee for service” payments toward a system focused on “bundled” payments for more comprehensive packages of services and episodes of care.  Also, the trend toward managed health care in the United States and the changes in health insurance programs may result in lower prices for pharmaceutical products and health care reform.

Health care reform measures such as those outlined above, and others consistent with these trends, could, among other things, increase pressure on pricing.  Additionally, health care reform efforts undertaken during the Trump administration may result in additional reductions in Medicare, Medicaid and other healthcare funding.  In addition to federal legislation, state legislatures and foreign governments have also shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products.  The establishment of limitations on patient access to our drugs, adoption of price controls and cost-containment measures in new jurisdictions or programs, and adoption of more restrictive policies in jurisdictions with existing controls and measures could adversely impact our business and future results.  If governmental organizations and third-party payers do not consider our products to be cost-effective compared to other available therapies, they may not reimburse providers or consumers of our products or, if they do, the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

Use or misuse of our products may result in serious injuries or even death to patients and may subject us to significant claims for product liability.  If we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims, we could be exposed to significant liability.

Our business exposes us to potential significant product liability risks which are inherent in the testing, manufacturing, marketing and sale of human healthcare products.  Product liability claims might be made by patients in clinical trials, consumers, health care providers or pharmaceutical companies or others that sell our products.  These claims may be made even with respect to those products that are manufactured in licensed and regulated facilities or otherwise possess regulatory approval for commercial sale or study.

These claims could expose us to significant liabilities that could prevent or interfere with the development or commercialization of our products.  Product liability claims could require us to spend significant time and money in litigation or pay significant damages.  With respect to our commercial sales and our clinical trials, we are covered by product liability insurance in the amount of $10.0 million per occurrence and $10.0 million annually in the aggregate on a claims-made basis.  This coverage may not be adequate to cover all or any product liability claims that we face.

As we continue to develop inclisiran, we may wish to increase our product liability insurance.  Product liability coverage is expensive.  In the future, we may not be able to maintain or obtain such product liability insurance on reasonable terms, at a reasonable cost or in sufficient amounts to protect us against losses due to product liability claims.

We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

Our industry has experienced a high rate of turnover of management personnel in recent years.  We are highly dependent on our ability to attract and retain qualified personnel for the acquisition, development and commercialization activities we conduct or sponsor.  If we lose one or more of the members of our senior management, including our Chief Executive Officer, Mark Timney, or our Chief Innovation Officer, Clive A. Meanwell, or other key employees or consultants, our ability to implement successfully our business strategy could be seriously harmed.  Our ability to replace these key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to acquire, develop and commercialize products successfully.  Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate such additional personnel.

Risks Related to our Dependence on Third Parties for Manufacturing, Research and Development, and Distribution Activities

We do not have manufacturing or supply capabilities and are completely dependent on third parties for the manufacture and supply of inclisiran.  We depend on a limited number of suppliers for the production of bulk drug substance for inclisiran and to carry out fill-finish activities.  If any of these suppliers does not or cannot fulfill its manufacturing or supply obligations to us, our ability to conduct clinical trials of inclisiran could be impaired and our business could be harmed.

We do not manufacture inclisiran and do not plan to develop any capacity to manufacture it.  We currently rely on a limited number of manufacturers and other third parties for bulk substance and to carry out fill-finish activities for inclisiran.  We expect to continue this manufacturing strategy for the foreseeable future.

In the event that any third-party is unable or unwilling to carry out its respective manufacturing or supply obligations or terminates or refuses to renew its arrangements with us, we may be unable to obtain alternative manufacturing or supply on commercially reasonable terms on a timely basis or at all.  In such cases, the third-party manufacturers have made no commitment to supply the drug product to us on a long-term basis and could reject our purchase orders.  Only a limited number of manufacturers are capable of manufacturing inclisiran.  Consolidation within the pharmaceutical manufacturing industry could further reduce the number of manufacturers capable of producing our products, or otherwise affect our existing contractual relationships.

If we were required to transfer manufacturing processes to other third-party manufacturers and we were able to identify an alternative manufacturer, we would still need to satisfy various regulatory requirements.  Satisfaction of these requirements could cause us to experience significant delays in receiving an adequate supply of inclisiran and could be costly.  Moreover, we may not be able to transfer processes that are proprietary to the manufacturer.  Any delays in the manufacturing process may adversely impact our ability to supply product for clinical trials of inclisiran, which could affect our ability to complete clinical trials of inclisiran on a timely basis and our ability to meet commercial demand for inclisiran, if approved, on a timely basis.

If third parties on whom we rely to manufacture and support the development and commercialization of inclisiran do not fulfill their obligations or we are unable to establish or maintain such arrangements, the development and commercialization of our products may be terminated or delayed, and the costs of development and commercialization may increase.

Our development and commercialization strategy involves entering into arrangements with corporate and academic collaborators, contract research organizations, distributors, third-party manufacturers, licensors, licensees and others to conduct development work, manage or conduct our clinical trials, manufacture our products and market and sell our products outside of the United States.  We do not have the expertise or the resources to conduct many of these activities on our own and, as a result, are particularly dependent on third parties in many areas.

We may not be able to establish and maintain arrangements to develop, manufacture and, if approved, commercialize inclisiran or any additional product candidates or products we may acquire on terms that are acceptable to us.  Any current or future arrangements for development and commercialization may not be successful.  If we are not able to establish or maintain agreements relating to inclisiran or any additional products or product candidates we may acquire, our results of operations would be materially adversely affected.

Third parties may not perform their obligations as expected.  The amount and timing of resources that third parties devote to developing, manufacturing and commercializing our products are not within our control.  Our collaborators may develop, manufacture or commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of the collaboration with us.  Furthermore, our interests may differ from those of third parties that manufacture or commercialize our products.  Our collaborators may reevaluate their priorities from time to time, including following mergers and consolidations, and change the focus of their development, manufacturing or commercialization efforts.  Disagreements that may arise with these third parties could delay or lead to the termination of the development or commercialization of our product candidates, or result in litigation or arbitration, which would be time consuming and expensive.

If any third party that manufactures or supports the development or commercialization of our products breaches or terminates its agreement with us, fails to commit sufficient resources to our collaboration or conduct its activities in a timely manner, or fails to comply with regulatory requirements, such breach, termination or failure could:

•                  delay or otherwise adversely impact the manufacturing, development or commercialization of inclisiran or any additional products or product candidates that we may acquire or develop;

•                  require us to seek a new collaborator or undertake unforeseen additional responsibilities or devote unforeseen additional resources to the manufacturing, development or commercialization of our products; or

•                  result in the termination of the development or commercialization of our products.

Our reliance on third-party manufacturers and suppliers to supply inclisiran may increase the risk that we will not have appropriate supplies of the product or that sanctions may be imposed on us or the manufacturer due to a manufacturer’s failure to comply with regulation requirements, either of which could adversely affect our business, results of operations and financial condition.

Reliance on third-party manufacturers and suppliers entails risks to which we would not be subject if we manufactured inclisiran ourselves, including:

•                  reliance on the third party for regulatory compliance and quality assurance;

•                  the possible breach of the manufacturing or supply agreement by the third party; and

•                  the possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

Inclisiran may compete with products of third parties for access to manufacturing facilities.  If we are not able to obtain adequate supplies of our products, it will be more difficult for us to compete effectively and develop inclisiran.

Our manufacturers are subject to ongoing, periodic, unannounced inspection by the FDA and corresponding state and foreign agencies or their designees to evaluate compliance with the FDA’s current good manufacturing practices, or cGMP, regulations and other governmental regulations and corresponding foreign standards.  We cannot be certain that our present or future manufacturers will be able to comply with cGMP regulations and other FDA regulatory requirements or similar regulatory requirements outside the United States.  We do not control compliance by our manufacturers with these regulations and standards.  Failure of our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on the manufacturer or us, including fines and other monetary penalties, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products in development, delays, suspension or withdrawal of approvals, suspension of clinical trials, license revocation, seizures or recalls of products in development or products, interruption of production, warning letters, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of inclisiran.

We may depend on collaborations with third parties for the development and commercialization of inclisiran.  If those collaborations, if entered into, are not successful, we may not be able to capitalize on the market potential of inclisiran.

We may seek to develop and commercialize inclisiran through a variety of types of collaboration arrangements.  Our likely collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies.  We may not be able to enter into these types of arrangements on a timely basis, on favorable terms or at all.  Our ability to enter into such arrangements with respect to inclisiran that are subject to licenses may be limited by the terms of those licenses.  If we do enter into any such arrangements with any third parties in the future, we will likely have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of inclisiran.  Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving inclisiran could pose a number of risks to us, including:

•                  collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•                  collaborators may not pursue development and commercialization of inclisiran or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

•                  collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon inclisiran, repeat or conduct new clinical trials or require a new formulation of inclisiran for clinical testing;

•                  collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products in development if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•                  a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

•                  collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or otherwise expose us to potential litigation;

•                  collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

•                  disputes may arise with respect to the ownership of intellectual property developed pursuant to our collaborations;

•                  disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our products or products in development or that result in costly litigation or arbitration that diverts management attention and resources; and

•                  collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable products and products in development.

Collaboration agreements may not lead to development or commercialization of products in development in the most efficient manner or at all.  If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages or subject to fines and penalties.

Prior to our divestiture of our pre-clinical infectious disease assets to Qpex, we conducted research and development activities that involved the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials and viruses.  In addition, our operations produced hazardous waste products.  Federal, state and local laws and regulations in the United States and Canada govern the use, manufacture, storage, handling and disposal of hazardous materials.  With respect to research and development activities conducted prior to our divestiture of our pre-clinical infectious disease assets, we may incur liability as a result of contamination or injury resulting from hazardous materials, which could exceed our resources.  We have only limited insurance for liabilities arising from hazardous materials.

Additional Risks Related to Regulatory Matters

Clinical trials of product candidates are expensive and time-consuming, and the results of these trials are uncertain.  If we are unable to conduct clinical trials that continue to demonstrate the safety and efficacy of inclisiran on a timely basis, then our costs of developing inclisiran may increase and we may not be able to obtain regulatory approval for inclisiran on a timely basis or at all.

Before we can obtain regulatory approvals to market inclisiran, we will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of such product for such indication.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome.  Success in pre-clinical testing or early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results.  An unexpected result in one or more of our clinical trials can occur at any stage of testing.  For example, in November 2016, we voluntarily discontinued our clinical development program for MDCO-216, an investigational cholesterol efflux promoter, and in August 2017 we voluntarily discontinued our clinical development program for MDCO-700, an investigational anesthetic agent.

We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent us from receiving regulatory approval or commercializing our inclisiran, including:

•                  our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials which even if undertaken cannot ensure we will gain approval;

•                  data obtained from pre-clinical testing and clinical trials may be subject to varying interpretations, which could result in the FDA or other regulatory authorities deciding not to approve a product in a timely fashion, or at all;

•                  the cost of clinical trials may be greater than we currently anticipate;

•                  regulators, ethics committees or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•                  we, or the FDA or other regulatory authorities, might suspend or terminate a clinical trial at any time on various grounds, including a finding that participating patients are being exposed to unacceptable health risks.  For example, we have in the past voluntarily suspended enrollment in one of our clinical trials to review an interim analysis of safety data from the trial; and

•                  the effects of inclisiran may not be the desired effects or may include undesirable side effects or inclisiran may have other unexpected characteristics.

The rate of completion of clinical trials depends in part upon the rate of enrollment of patients.  Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials and the availability of alternative or new treatments.  Delays in patient enrollment in any of our current or future clinical trials may result in increased costs and program delays.

If we or the contract manufacturers manufacturing inclisiran fail to comply with the extensive regulatory requirements to which we, our contract manufacturers and inclisiran are subject, the development of inclisiran could be jeopardized and we could be subject to penalties.

The research, testing, manufacturing, labeling, safety, advertising, promotion, storage, sales, distribution, import, export and marketing, among other things, of our products, both before and after approval, are subject to extensive regulation by governmental authorities in the United States, Europe and elsewhere throughout the world.  Both before and after approval of a product, quality control and manufacturing procedures must conform to cGMP.  Regulatory authorities, including the FDA, periodically inspect manufacturing facilities to assess compliance with cGMP.  Our failure or the failure of contract manufacturers to comply with the laws administered by the FDA, the EMA or other governmental authorities could result in, among other things, any of the following:

•                  delay in approving or refusal to approve a product;

•                  product recall or seizure;

•                  suspension or withdrawal of an approved product from the market;

•                  delays in, suspension of or prohibition of commencing, clinical trials of inclisiran;

•                  interruption of production;

•                  operating restrictions;

•                  untitled or warning letters;

•                  injunctions;

•                  fines and other monetary penalties;

•                  the imposition of civil or criminal penalties;

•                  disruption of importing and exporting activities; and

•                  unanticipated expenditures.

We may incur significant liability if it is determined that we are promoting the “off-label” use of inclisiran, if approved.

Physicians may prescribe drug products for uses that are not described in the product’s labeling and that differ from those approved by the FDA or other applicable regulatory agencies.  Off-label uses are common across medical specialties.  Although the FDA and other regulatory agencies do not regulate a physician’s choice of treatments, the FDA and other regulatory agencies do restrict communications on the subject of off-label use.  Companies may not promote drugs for off-label uses.  The FDA and other regulatory and enforcement authorities actively enforce laws and regulations prohibiting promotion of off-label uses and the promotion of products for which marketing approval has not been obtained.  A company that is found to have promoted off-label uses may be subject to significant liability, including civil and administrative remedies as well as criminal sanctions.

Notwithstanding the regulatory restrictions on off-label promotion, the FDA and other regulatory authorities allow companies to engage in truthful, non-misleading, and non-promotional scientific exchange concerning their products.  We engage in medical education activities and communicate with investigators and potential investigators regarding our clinical trials.  If the FDA or another regulatory or enforcement authority determines that our communications regarding our marketed products are not in compliance with the relevant regulatory requirements and that we have improperly promoted off-label uses, we may be subject to significant liability, including civil and administrative remedies as well as criminal sanctions.

If we do not comply with federal, state and foreign laws and regulations relating to the health care business, we could face substantial penalties.

We and our customers are subject to extensive regulation by the federal government, and the governments of the states and foreign countries in which we may conduct our business.  In the United States, the laws that directly or indirectly affect our ability to operate our business include the following:

•                  the Federal Anti-Kickback Law, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual or furnishing or arranging for a good or service for which payment may be made under federal health care programs such as Medicare and Medicaid;

•                  other Medicare laws and regulations that prescribe the requirements for coverage and payment for services performed by our customers, including the amount of such payment;

•                  the Federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;

•                  the Federal False Statements Act, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with delivery of or payment for health care benefits, items or services; and

•                  various state laws that impose similar requirements and liability with respect to state healthcare reimbursement and other programs.

If our operations are found to be in violation of any of the laws and regulations described above or any other law or governmental regulation to which we or our customers are or will be subject, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations.  Similarly, if our customers are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us.  Any penalties, damages, fines, curtailment or restructuring of our operations would adversely affect our ability to operate our business and our financial results.  Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

Failure to comply with the U.S. Foreign Corrupt Practices Act, or FCPA, as well as the anti-bribery laws of the nations in which we conduct business, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business and requires companies to maintain accurate books and records and internal controls, including at foreign-controlled subsidiaries.  In addition, we are subject to other anti-bribery laws of the nations in which we conduct business that apply similar prohibitions as the FCPA.  Our employees or other agents may engage in prohibited conduct without our knowledge under our policies and procedures and the FCPA and other anti-bribery laws that we may be subject to for which we may be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

If we breach any of the agreements under which we license rights to products or technology from others, we could lose license rights that are material to our business or be subject to claims by our licensors.

We license rights to products and technology that are important to our business, and we expect to enter into additional licenses in the future.  For instance, we have exclusively licensed patents and patent applications from Alnylam covering RNAi therapeutics.  Under our agreement with Alnylam, we are subject to a range of commercialization and development, sublicensing, royalty, patent prosecution and maintenance, insurance and other obligations.

Any failure by us to comply with any of these obligations or any other breach by us of our license agreements could give the licensor the right to terminate the license in whole, terminate the exclusive nature of the license or bring a claim against us for damages.  Any such termination or claim could have a material adverse effect on our financial condition, results of operations, liquidity or business.  Even if we contest any such termination or claim and are ultimately successful, such dispute could lead to delays in the development or commercialization of potential products and result in time-consuming and expensive litigation or arbitration.  In addition, on termination we may be required to license to the licensor any related intellectual property that we developed.

If we are unable to obtain or maintain protection for the intellectual property relating to our products, the value of our products will be adversely affected.

The patent positions of pharmaceutical companies like us are generally uncertain and involve complex legal, scientific and factual issues.  We cannot be certain that our patents and patent applications, including our own and those that we have rights to through licenses from third parties, will adequately protect our intellectual property and value of our products.  Our success protecting our intellectual property depends significantly on our ability to:

•                  obtain and maintain U.S. and foreign patents, including defending those patents against adverse claims;

•                  secure patent term extension for the patents covering our approved products;

•                  protect trade secrets;

•                  operate without infringing the proprietary rights of others; and

•                  prevent others from infringing our proprietary rights.

We may not have any additional patents issued from any patent applications that we own or license.  If additional patents are granted, the claims allowed may not be sufficiently broad to protect our technology.  In addition, issued patents that we own or license may be challenged in contested proceedings such as opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings and may be narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products, and we may not be able to obtain patent term extension to prolong the terms of the principal patents covering our approved products.  Changes in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations.  This combination of events has created uncertainty with respect to the value of patents, once obtained, and with regard to our ability to obtain patents in the future.  Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, or PTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Our patents also may not afford us protection against competitors with similar technology.  Because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that others have not filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications.

We exclusively license patents and patent applications for inclisiran.  The patents covering inclisiran are currently set to expire at various dates.

Inclisiran.  We have exclusively licensed from Alnylam patents and patent applications covering RNAi therapeutics targeting PCSK9 for the treatment of hypercholesterolemia and other human diseases for purposes of developing and commercializing such RNAi therapeutics.  In November 2018, U.S. Patent No. 10,125,369, or the ‘369 patent, was issued by the PTO.  The ‘369 patent contains claims directed to specific compositions of the inclisiran product we are developing and methods of administrating such compositions and  is set to expire in December 2033 (not including any patent term or pediatric extensions).  In addition, some of the patents licensed from Alnylam are directed to general RNAi technology and expire between 2020 and 2028 in the United States.  Other patents are directed to compositions of the inclisiran product being developed under our license from Alnylam and to methods of treatment using such inclisiran product and the patents expire in 2027 and 2028 in the United States.  In addition, we and Alnylam have filed and are prosecuting a number of patent applications in the United States and in certain foreign countries.

We plan to file applications for patent term extension for inclisiran upon its approval.  If we do not receive patent term extensions for the periods requested by us or at all, our patent protection for inclisiran could be limited.

With respect to the portfolio of patents licensed from Alnylam, it is possible that one or more companies hold patent rights that could be asserted against us or patent rights to which we may need a license.  If a court rules that we infringe such patent rights that have been asserted against us and/or we are not able to obtain a license on reasonable terms, we may be forced to pay license fees set by the court or may be unable to market inclisiran, which in either case could have a material adverse effect on our business. In October 2017 Silence Therapeutics plc and Silence Therapeutics GmbH, which we refer to together as “Silence,” served a claim in the High Court of Justice, Chancery Division, Patents Court in the United Kingdom, naming The Medicines Company UK Ltd., our wholly owned subsidiary, Alnylam and Alnylam UK Limited, as co-defendants.  In Silence’s claim, it sought a determination that it is entitled to supplementary protection certificates, or SPCs, based on its European Patent No. 2,258,847, or the ‘847 patent, and the prospective European regulatory approvals for inclisiran and for certain of Alnylam’s product candidates.  This was based on Silence’s assertion that inclisiran and the cited Alnylam product candidates fall within the scope of the ‘847 patent.  An SPC is an intellectual property right that could extend the life of the Silence patent in relation to a specified product for a period of up to five additional years bringing the expiration date up to 2028.  In addition, Silence sought costs, interest and other unspecified relief.  On October 31, 2017, we acknowledged service of the claim served by Silence and on November 30, 2017, submitted substantive defenses to the claim.  On October 27, 2017, we and Alnylam filed and served a claim against Silence in the High Court seeking revocation of the ‘847 patent, as well as a declaration of non-infringement by inclisiran and certain of Alnylam’s product candidates of the ‘847 patent, and costs and interest among other potential remedies.  On November 14, 2017, Silence filed a defense to our claim along with counterclaims alleging infringement of the ‘847 patent by inclisiran and certain of Alnylam’s product candidates.  On December 11, 2017, we filed an answer and defense to the counterclaims.  The High Court had listed the trial for 10 days which was to be heard in a window starting on December 3, 2018 for all claims between Silence, Alnylam and us. However, on June 29, 2018, Silence withdrew the proceedings it issued against us seeking a determination that it is entitled to SPCs based on the ‘847 patent and the prospective European regulatory approvals for inclisiran.  In the remaining revocation and infringement proceedings based on the ‘847 patent, on July 2, 2018, Silence filed an application for an order for permission to amend the ‘847 patent. At the same time Silence confirmed to us that it will no longer assert that inclisiran falls within the scope of the ‘847 patent in the UK. In light of these developments, a UK Court Order was issued by which the Court declared that no act done in the UK with respect to inclisiran would infringe the ‘847 patent. Silence was also ordered to pay our legal costs in defending Silence’s claim and our costs in commencing the revocation action in response. The trial between Silence and Alnylam was scheduled to continue without us and to be heard in December 2018.  In parallel to the above High Court proceedings, on December 14, 2017 we also commenced opposition proceedings at the EPO seeking revocation of the ‘847 patent.  Alnylam and Sanofi also each commenced opposition proceedings for the revocation of the ‘847 patent at the EPO. Also, on October 16, 2018 we commenced opposition proceedings at the EPO seeking revocation of European Patent No. 1,857,547, or the ‘547 patent, which was recently granted by the EPO to Silence and is in the same patent family as the ‘847 patent.  On December 9, 2018, Silence and Alnylam entered into a settlement and license agreement pursuant to which Alnylam received a global license to Silence’s relevant intellectual property for all current and future Alnylam products, including inclisiran, for a low royalty on Alnylam’s ONPATTRO product in the European Union through 2023.  The settlement does not contain any milestones or royalties payments due to Silence with respect to inclisiran.  In connection with the settlement, we entered into an agreement with Alnylam and Silence to discontinue all of our pending litigation against Silence and EPO oppositions of Silence’s patents, and we agreed to forgo any reimbursement of legal costs from Silence.  Under our collaboration agreement with Alnylam, we are entitled to receive a license from Alnylam covering the license rights granted to Alnylam from Silence with no additional milestone payments or royalties.

In addition to seeking to enforce our patent rights, we have in the past and may in the future seek to enforce our other intellectual property rights, including, for example, our trademark rights in order to prevent third parties from using the same or confusingly similar trademarks.  We may not be successful in enforcing such rights and preventing such use.  Further, certain of our trademark rights are licensed to us by third parties and, in certain circumstances, on a non-exclusive basis, which does not afford us the right to prevent third parties from using such trademarks.  Failure to adequately pursue and enforce our intellectual property rights could damage our brands, enable others to compete with our products and impair our competitive position.

If we are not able to keep our trade secrets confidential, our technology and information may be used by others to compete against us.

We rely significantly upon unpatented proprietary technology, information, processes and know-how.  We seek to protect this information by confidentiality agreements and invention assignment agreements with our employees, consultants and other third-party contractors, as well as through other security measures.  We may not have adequate remedies for any breach by a party to these confidentiality agreements or invention assignment agreements.  In addition, our competitors may learn or independently develop our trade secrets.  If our confidential information or trade secrets become publicly known, they may lose their value to us.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business may be adversely affected.

Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights.  Third parties may own or control these patents and patent applications in the United States and abroad.  These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.  Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from the third party and be required to pay license fees or royalties or both.  These licenses may not be available on acceptable terms, or at all.  Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property.  Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.  This could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries.  In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including reexamination, inter partes review, post-grant review, and interference proceedings declared by the PTO and opposition proceedings in the EPO, regarding intellectual property rights with respect to our products and technology.  Patent litigation and other proceedings may also absorb significant management time.  The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial.  Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources.  Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.  Patent litigation and other proceedings may also absorb significant management time.

Risks Related to Our Common Stock

Fluctuations in our operating results could affect the price of our common stock.

Our operating results may vary from period to period based on factors, including the timing, expenses and results of clinical trials, announcements regarding clinical trial results and product introductions by us or our competitors, the availability and timing of third-party reimbursement, sales and marketing expenses and the timing of regulatory approvals.  If our operating results do not meet the expectations of investors and securities analysts as a result of these or other factors, the trading price of our common stock will likely decrease.

The capped call transactions we entered into in connection with the 2023 notes may affect the price of our common stock.

In connection with the sale of the 2023 notes, we entered into capped call transactions with several of the initial purchasers of the 2023 notes, their affiliates and other financial institutions, whom we refer to as hedge counterparties.

In connection with establishing their hedges of the capped call transactions, the hedge counterparties or their affiliates entered into various derivative transactions with respect to our common stock. These parties may modify their hedge positions in the future by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in the secondary market transactions prior to the maturity of the 2023 notes (and are likely to do so during any observation period related to a conversion father 2023 notes). These activities could cause a decrease or avoid an increase in the market price of our common stock.

We are subject to counterparty risk with respect to the capped call transactions.

The counterparties to the capped call transactions we entered into in connection with the issuance of our 2023 notes are financial institutions (including affiliates of JP Morgan Securities LLC), and we will be subject to the risk that the counterparties might default under the capped call transactions.  Our exposure to the credit risk of the counterparties will not be secured by any collateral.  Global economic conditions have from time to time resulted in the actual or perceived failure or financial difficulties of many financial institutions, including the bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates.  If a counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under our transactions with that counterparty.  Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in the market price and in the volatility of our common stock.  In addition, upon a default by a counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock.  We can provide no assurances as to the financial stability or viability of any counterparty. These activities could cause a decrease or avoid an increase in the market price of our common stock.

Our stock price has been and may in the future be volatile.  This volatility may make it difficult for you to sell common stock when you want or at attractive prices.

Our common stock has been and in the future may be subject to substantial price volatility.  From January 1, 2015 to December 11, 2018, the last reported closing price of our common stock ranged from a high of $55.95 per share to a low of $19.55 per share.  The value of your investment could decline due to the effect upon the market price of our common stock of any of the following factors, many of which are beyond our control:

•                  announcements of results of clinical trials or nonclinical studies by us or third parties relating to inclisiran or products of our competitors or of regulatory proceedings by us or our competitors;

•                  approval or rejection of submissions for marketing approval for inclisiran;

•                  changes in securities analysts’ estimates of our financial performance;

•                  changes in valuations of similar companies;

•                  variations in our operating results;

•                  acquisitions and strategic partnerships;

•                  announcements of technological innovations or new commercial products by us or our competitors or the filing of ANDAs, NDAs or BLAs for products competitive with ours;

•                  changes in governmental regulations;

•                  developments in patent rights or other proprietary rights;

•                  the extent to which our products are commercially successful globally;

•                  developments in our ongoing litigation and significant new litigation;

•                  developments or issues with our contract manufacturers;

•                  changes in our management; and

•                  general market conditions.

We believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.  If our revenues in any particular period do not meet expectations, we may not be able to adjust our expenditures in that period, which could cause our operating results to suffer.  If our operating results in any future period fall below the expectations of securities analysts or investors, our stock price may fall by a significant amount.

The stock markets in general, and The Nasdaq Global Select Market and the market for biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations recently.  These fluctuations often have been unrelated or disproportionate to the operating performance of these companies.  These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance.

We have been subject to securities class action litigation and may be subject to similar or other litigation in the future, which may divert management’s attention and have a material adverse effect on our business, financial condition and results of operations.

In February 2014, a class action lawsuit was filed against us and certain of our current and former officers alleging, among other things, that we and certain of our current and former officers violated federal securities laws because we and certain current and former officers allegedly made misrepresentations or did not make proper disclosures regarding the results of clinical trials which tested the efficacy and safety of one of our recently divested products.  On February 12, 2016, the parties executed a stipulation for a proposed class settlement, subject to court approval, and on June 7, 2016, the court granted final approval of the settlement.

There may be additional suits or proceedings brought in the future.  Monitoring and defending against legal actions, whether or not meritorious, is time-consuming for our management and detracts from our ability to fully focus our internal resources on our business activities, and we cannot predict how long it may take to resolve these matters.  In addition, we may incur substantial legal fees and costs in connection with litigation.  Although we have insurance, coverage could be denied or prove to be insufficient.

Our corporate governance structure, including provisions in our certificate of incorporation and by-laws and Delaware law, may prevent a change in control or management that security holders may consider desirable.

The General Corporation Law of the State of Delaware and our certificate of incorporation and by-laws contain provisions that might enable our management to resist a takeover of our company or discourage a third party from attempting to take over our company.  These provisions include:

•                  Section 203 of the Delaware General Corporation Law, which provides that we may not enter into a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the manner prescribed in Section 203;

•                  our board of directors has the authority to issue, without a vote or action of stockholders, up to 5,000,000 shares of a new series of preferred stock and to fix the price, rights, preferences and privileges of those shares, each of which could be superior to the rights of holders of our common stock;

•                  our directors may be removed with or without cause by the affirmative vote of the holders of at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors;

•                  the size of our board of directors is determined by resolution of the board of directors;

•                  any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of our board, may only be filled by vote of a majority of our directors then in office, even if less than a quorum;

•                  only our board of directors may call special meetings of stockholders;

•                  our by-laws may be amended, altered or repealed by (i) the affirmative vote of a majority of our directors, subject to any limitations set forth in the by-laws, or (ii) the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors;

•                  stockholders must provide us with advance notice, and certain information specified in our by-laws, in connection with nominations or proposals by such stockholder for consideration at an annual meeting;

•                  stockholders may not take any action by written consent in lieu of a meeting; and

•                  our certificate of incorporation may only be amended or repealed by the affirmative vote of a majority of our directors and the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors (and plus any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders).

These provisions could have the effect of delaying, deferring, or preventing a change in control of us or a change in our management that stockholders may consider favorable or beneficial.  These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions.  These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock or our other securities.

Our business could be negatively affected as a result of the actions of activist shareholders.

Proxy contests have been waged against many companies in the biopharmaceutical industry over the last few years.  If faced with a proxy contest, we may not be able to successfully defend against the contest, which would be disruptive to our business.  Even if we are successful, our business could be adversely affected by a proxy contest because:

•                  responding to proxy contests and other actions by activist shareholders may be costly and time-consuming and may disrupt our operations and divert the attention of management and our employees;

•                  perceived uncertainties as to our future direction may result in our inability to consummate potential acquisitions, collaborations or in-licensing opportunities and may make it more difficult to attract and retain qualified personnel and business partners; and

•                  if individuals are elected to our board of directors with a specific agenda different from ours, it may adversely affect our ability to effectively and timely implement our strategic plan and create additional value for our stockholders.